Exhibit (c)(3)

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LEHMAN BROTHERS

Investment Banking

Global Healthcare Group

May 1, 2008

Presentation to Special Committee

Project Thunderbird: Negotiation Framework

Confidential Presentation

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Disclaimer

The following pages contain material that was provided to the Special Committee of Board of Directors (the “Special Committee”) of Thunderbird, Inc. (the “Company”) by Lehman Brothers Inc. (“Lehman Brothers”). The accompanying material was compiled or prepared on a confidential basis solely for consideration by the Special Committee and not with a view toward public disclosure under state and federal securities laws. The information contained in this material was obtained from the Company and other publicly available sources, and Lehman Brothers has relied upon such information without independent verification thereof. These materials are being provided in connection with Lehman Brothers’ engagement with the Company and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Lehman Brothers.

Any estimates and projections for the Company contained herein have been prepared by management of the Company or are based upon such estimates and projections. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. Lehman Brothers assumes no obligation to update or otherwise revise these materials.

Because this material was prepared for use in the context of an oral presentation to the Special Committee, the material was not prepared to represent complete disclosure on a stand-alone basis or to comply with the disclosure standards set forth under state and federal securities laws, and neither the Company nor Lehman Brothers nor any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material when used by persons other than the Special Committee.

LEHMAN BROTHERS 1

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NPV Negotiation Framework (Stand-Alone Value)

($ in millions, except per share data)

Net Present Value

	15% Discount Rate			17.5% Discount Rate			20% Discount Rate		
	Upside	Base	Downside	Upside	Base	Downside	Upside	Base	Downside
Increlex	$271.9	$265.9	$240.0	$219.2	$213.7	$189.1	$178.4	$173.3	$150.1
Somatuline	329.6	303.6	213.9	263.8	242.6	169.0	213.6	196.1	134.8
Commercial Prods.	601.4	569.4	453.9	483.0	456.3	358.1	392.0	369.4	284.9
Combo[2]	189.5	188.1	184.2	139.8	138.7	135.7	103.6	102.8	100.6
MMD	62.6	62.6	62.6	48.7	48.7	48.7	38.2	38.2	38.2
Combo + MMD	252.1	250.7	246.8	188.5	187.4	184.4	141.9	141.0	138.8
Other[3]	(79.8)	(79.7)	(83.6)	(77.7)	(77.7)	(82.3)	(75.7)	(75.8)	(80.9)
Net Cash[4]	94.9	94.9	94.9	94.9	94.9	94.9	94.9	94.9	94.9
Grand Total	**$868.6**	**$835.4**	**$711.9**	**$688.7**	**$660.9**	**$555.2**	**$553.1**	**$529.6**	**$437.7**

NPV Per Share[1]

	15% Discount Rate			17.5% Discount Rate			20% Discount Rate		
	Upside	Base	Downside	Upside	Base	Downside	Upside	Base	Downside
Increlex	$4.11	$4.02	$3.63	$3.32	$3.23	$2.86	$2.70	$2.62	$2.27
Somatuline	4.99	4.59	3.24	3.99	3.67	2.56	3.23	2.97	2.04
Commercial Prods.	9.10	8.61	6.87	7.31	6.90	5.42	5.93	5.59	4.31
Combo[2]	2.87	2.85	2.79	2.11	2.10	2.05	1.57	1.56	1.52
MMD	0.95	0.95	0.95	0.74	0.74	0.74	0.58	0.58	0.58
Combo + MMD	3.81	3.79	3.73	2.85	2.84	2.79	2.15	2.13	2.10
Other[3]	(1.21)	(1.21)	(1.27)	(1.18)	(1.17)	(1.24)	(1.15)	(1.15)	(1.22)
Net Cash[4]	1.44	1.44	1.44	1.44	1.44	1.44	1.44	1.44	1.44
Grand Total	**$13.14**	**$12.64**	**$10.77**	**$10.42**	**$10.00**	**$8.40**	**$8.37**	**$8.01**	**$6.62**

Note: Present values apply illustrative 15%, 17.5% and 20% cost of equity based on Wall Street research estimates.

1. *Assumes 66.105 million diluted shares based on treasury method at $10/share.*
2. *Combo revenue net of Increlex cannibalization.*
3. *Other line item includes unallocated corporate overhead and R&D, change in net working capital, capital expenditures, depreciation & amortization and net operating loss tax impact.*
4. *As per Thunderbird Management.*

LEHMAN BROTHERS

2

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Incremental Value from 100% Ownership

Annual

Expenses Capitalized

($ in mm)(Pre-Tax) Value(1)

Overhead &

Public Company Cost savings not captured in stand-alone value $7.9 $59.2

Cost Savings

Avoidance of Spending

on US Sales & Other Eliminates need for Dolphin to hire certain functions $10.7 $82.2

Infrastructure

Launching Dysport 1 year early and achieving peak

Acceleration of

sales in 2016 vs. 2018 due to pre-existing US NA $48.0

Dysport Launch

infrastructure

Value of a Stronger A franchise containing Increlex/SD/Combo/

US Franchise MMD/Dysport/OB1 vs. Dysport/OB1 only Significant

Grand Total Total value achieved from 100% ownership NA $189.4

Source: Thunderbird Management.

1. Costs savings after-tax (40% tax rate) capitalized applying perpetuity formula assuming at a 11% discount rate and 3% growth rate for Overhead & Public Company Cost Savings and Avoidance of Spending on US Sales & Other Infrastructure.

LEHMAN BROTHERS 3

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Incremental Value from 100% Ownership (cont.)

($ in millions except per share data)

Value to Stockholders

Per Share

All Stockholders Unaffiliated Stockholders

NPV 100% 50% 100% 50%

Overhead and Public Company Costs $59.2 $0.90 $0.45 $1.44 $0.72

Avoidance of Spending on US Sales

& Other Infrastructure 82.2 1.24 0.62 2.00 1.00

Acceleration of Dysport Launch 48.0 0.73 0.36 1.17 0.58

Value of US Franchise Significant Significant Significant Significant Significant

Total $189.4 $2.86 $1.43 $4.61 $2.30

Share Base 66.105 41.085

Source: Thunderbird Management.

Note: All Stockholders assumes 66.105 million diluted shares based on treasury method at $10/share. Unaffiliated Stockholders assumes non-Dolphin owned basic shares of 38.537mm, option dilution of 2.348mm based on treasury method at $10/share and 0.200 RSUs.

LEHMAN BROTHERS 4

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Dolphin Pro Forma Analysis

(in millions except per share data)

Assumes cost synergies of $9.4 million in 2009 and $18.7 million in 2010 and beyond (i.e, €6.0 million and €12.0 million)

Pro Forma Metrics

Purchase Price per Share

$8.00 $9.00 $10.00

EPS Acc/Dil € (€ 0.22) (€ 0.22 ) (€ 0.23)

2009 Acc/Dil % (9.9%) (10.2%) (10.5%)

Addtl. Pre-Tax Syn./ (Cushion) to B/E € 30.1 € 31.1 € 32.1

EPS Acc/Dil € € 0.07 € 0.06 € 0.05

2010 Acc/Dil % 2.7% 2.4% 2.1%

Addtl. Pre-Tax Syn./(Cushion) to B/E (€ 9.7) (€ 8.6) (€ 7.6)

EPS Acc/Dil € € 0.26 € 0.25 € 0.24

2011 Acc/Dil % 7.3% 7.1% 6.9%

Addtl. Pre-Tax Syn./(Cushion) to B/E (€ 36.0) (€ 35.0) (€ 34.0)

Cash on Hand € 293.8 € 293.8 € 293.8

Less: Cash Funding (€ 212.9) (€ 241.6) (€ 270.3)

Excess/(Required) Cash € 81.0 € 52.2 € 23.5

Financing

Cash on Hand $457.5 $457.5 $457.5

Less: Cash Funding ($331.4) ($376.1) ($420.8)

Excess/(Required) Cash $126.0 $81.3 $36.6

Source: Company filings and Wall Street research.

LEHMAN BROTHERS 5

Appendix

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Summary of Key Product Assumptions for NPV Analysis

Increlex

Peak sales of $250mm achieved in US in 2016

Assuming successful launch of combo, peak sales in US would be reduced to $150mm

Milestone payments of $15mm and $10mm due from Thunderbird to Genentech in 2011 and 2015, respectively

Somatuline

Peak sales of $415mm achieved in 2019 ($390mm in the US, $25mm in Canada)

Assumes NET approval in 2011

Combo

Peak sales of $700mm achieved in US in 2019 (Short stature $500mm in US, AGHD $200mm in US)

2014 launch

60% probability of approval

MMD

Assumes $750mm market potential in US in 2008

Peak sales of $625mm in 2022 (66% penetration)

2009 opt-in (Insmed reimbursed approximately $15mm); 2011 launch

25% probability of approval

Source: Thunderbird Management.

LEHMAN BROTHERS

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Sources of Value

Corporate overhead and public company cost savings

Public Company Cost Infrastructure

Public Accounting

-Ernst & Young $800,000

-Sarbanes Oxley 404 Compliance 150,000

-Miscellaneous tax, etc. 50,000

Subtotal $1,000,000

Insurance

-Directors and Officers $400,000

-Product Liability(1) 80,000

-Stock throughput: Savings Packages(1) 40,000

-Property(1) 20,000

Subtotal $540,000

NASDAQ Listing

-Annual Fees $100,000

Board of Directors

-Annual Fees $300,000

Counsel

-Annual Legal Fees $150,000

Investor Relations

-Annual Fees $200,000

-Analyst Day, Conference Calls, Etc. 80,000

Subtotal $280,000

Total $2,370,000

Corporate Personnel

Headcount

Headcounts at Corporate & Costs

-Senior Executives 5

Average Fully Loaded Cost $600,000

$3,000,000

-Accountants 2

-Business Development 1

-Investor Relations 1

-Clinical and Regulatory Group 3

- Financial planning & analysis 1

Subtotal 8

Average Fully Loaded Cost $300,000

$2,400,000

- Administrative Assistant 1

Average Fully Loaded Cost $120,000

$120,000

Subtotal $5,520,000

Total Corporate Overhead and Public Company Costs: $7,890,000

1. Assumes 20% savings; all other items assume 100%.

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Sources of Value *(cont.)*

Building a commercial presence in the US is a timely and costly undertaking

US Sales and Marketing Infrastructure Costs

Group	Item	Cost
Commercial	**Marketing**	
	1 - Vice President of Marketing	$450,000
	1 - Marketing Resource Manager	215,000
	1 - Meeting Coordinator and Staff Support	120,000
	Sales	
	1 - Vice President of Sales	$450,000
	1 - Sales Operations Director	300,000
	2 - Sales Analysts	240,000
	Managed Care	
	1 - Vice President of Managed Care	$450,000
	3 - National Account Representatives	900,000
	Distribution	
	1 - Director of National Distribution	$300,000
Clinical	**Clinical**	
	1 - Vice President of Clinical Applications	$450,000
	3 - Clinical Research Analysts	900,000
	1 - Drug Safety Director	300,000
	1 - Vice President of Regulatory Affairs	450,000
	1 - Manager of Regulatory Affairs	215,000
Medical Affairs	**Medical Affairs**	
	1 - Vice President of Medical Affairs	$450,000
	2 - Managers of Medical Information	430,000
	1 - Director of Medical Staff Affairs	300,000
Admin.	**Administrative**	
	1 - Regulatory Attorney	$450,000
	1 - Contract Attorney	300,000
	1 - Director of Finance	300,000
	2 - Managers of Finance	430,000
	1 - Financial Planning Director	300,000
	1 - Human Resources Director	300,000
Operations	**Operations**	
	1 - Vice President of QA/QC	$450,000
	1 - Director of Quality Compliance Systems	300,000
	2 - Managers of Quality Compliance Systems	430,000
	1 - Director of Supply Chain	300,000
	1 - Materials Coordination Manager	215,000
	Subtotal	**$10,695,000**
	One-Time Operational Infrastructure Charges	
	Building Expenses	*$1,000,000*
	Call Reporting Infrastructure	*500,000*
	IT Infrastructure	*500,000*

Total Commercial Presence Costs: $10,695,000 Annually + One-time Charges

Assumptions

- Illustrative fully-loaded per employee costs
  - Vice President: $450,000/year
  - Manager: $215,000/year
  - Director: $300,000/year
  - Support/Auxiliary Staff: $120,000/year

Source: Thunderbird Management.

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Sources of Value (cont.)

Accelerated Dysport Ramp with Thunderbird infrastructure

Assumptions

65% pre-tax profit margin

40% US tax rate

100% probability US only

Source: PharmaPipeline and Wall Street research

Without Thunderbird US Infrastructure

Launch in 2009

Peak sales: $200 million in 2018

Total after-tax product NPV: $372mm

With Thunderbird US Infrastructure

Launch end of 2008

Peak sales: $200 million in 2016

Total after-tax product NPV: $420mm

Total Positive Change in Dolphin NPV: $48 million

LEHMAN BROTHERS

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Summary of Key Assumptions for Dolphin Pro Forma EPS Impact

Thunderbird

”Base” case assumed

Income statement translated at April 30, 2008 exchange rate of $1.557/€1.000

No payment of taxes in period analyzed (operating losses in 2008, 2009 and 2010 offset income in 2011 and 2012)

Dolphin

Estimates as per Societe Generale research report dated March 19, 2008

Elimination of existing equity in earning of affiliates

Does not consolidate Thunderbird for tax purposes (i.e., Thunderbird losses do not offset Dolphin’s income)(1)

Transaction

Acquisition of all non-Dolphin diluted shares (for 100% ownership) at a range of illustrative purchase prices

Transaction financed with cash on hand at 2.784% (3-month LIBOR)

Synergies assumed at $9.4 million in 2009 and $18.7 million in 2010-2012

– Earlier revenue/profit ramp-up from Dysport not included; represents additional potential EPS upside

– One-time operational capital expenditures depreciated over 15 years

– Synergies taxed at 40% US tax rate

Cash EPS analyzed (i.e., no impact from intangibles)

No EPS impact from one time transaction expenses

1. Further tax and structure analysis required to determine if Thunderbird losses could flow through to Dolphin.

LEHMAN BROTHERS